             Nelson A. Toner
             207 228-7299 direct
             ntoner@bernsteinshur.com

                _______________, 2012

CNI Charter CSC Small Cap Value Fund
400 North Roxbury Drive
Beverly Hills, CA 90210

MPS CSC Small Cap Value Fund
615 E. Michigan Street
Milwaukee, WI 53202

Re:           Federal Tax Opinion with respect to the Merger of CNI Charter CSC Small Cap Value Fund into MPS CSC Small Cap Value Fund

Ladies and Gentlemen:

We have acted as counsel to MPS CSC Small Cap Value Fund, a separately designated series of Managed Portfolio Series, a Delaware statutory trust, in connection with the transactions contemplated in the Agreement and Plan of Reorganization and Termination, dated as of ______________, 2011 (the "Reorganization Agreement"), by and between MPS CSC Small Cap Value Fund and CNI Charter CSC Small Cap Value Fund, providing, among other things, for the transfer by CNI Charter CSC Small Cap Value Fund (the “Old Fund”) of all of its assets to MPS CSC Small Cap Value Fund (the “New Fund”) in exchange for voting shares of beneficial interest in the New Fund and the assumption by New Fund of all of the liabilities of the Old Fund.

The Reorganization Agreement provides that, as part of the transaction, the holders of Institutional Class shares of the Old Fund will receive Institutional Class shares of the New Fund and the holders of Class R shares of the Old Fund will receive Investor Class shares of the New Fund.  The characteristics of the Institutional Class shares of the Old Fund are substantially similar to the Institutional Class shares of the New Fund and the characteristics of the Class R shares of the Old Fund and the Investor Class shares of the New Fund are substantially similar.  The holders of the Class N shares of the Old Fund will receive Investor Class shares of the New Fund.  The New Fund will waive the sales load with respect to subsequent purchases of Investor Class shares of the New Fund by the former holders of the Class N shares.  Other than the sales load, the Investor Class shares of the New Fund and the Class N shares of the Old Fund have substantially similar characteristics.

________________, 2012

This opinion is delivered pursuant to section 5.4 of the Reorganization Agreement.  All capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Reorganization Agreement.

In rendering our opinions, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Reorganization Agreement, the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.  Our opinions assume, among other things, the accuracy as of the dates of those documents of such facts, information, covenants, statements and representations, as well as an absence of any change in the foregoing, between the dates of those documents and the date hereof, to the extent material to such opinions.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.  We have also assumed that the transactions related to the asset transfer contemplated by the Reorganization Agreement will be consummated at the Closing Date in accordance with the Reorganization Agreement and as described in the Proxy Statement/Prospectus.  In addition, our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof of statements and representations contained in certain officer and shareholder certificates, dated as of the date hereof and attached hereto.

In rendering our opinion, we have considered the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder by the Treasury Department (the “Regulations”), pertinent judicial authorities, rulings of the U.S. Internal Revenue Service and such other authorities as we have considered relevant.  It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect.  A material change in any of the authorities upon which our opinion is based could affect our conclusions stated herein.  In addition, there can be no assurance that the Internal Revenue Service would not take a position contrary to that which is stated in this opinion.

Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

•	The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code;

________________, 2012

•	Each of the Old Fund and the New Fund will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

•
Subject to the two statements set forth below concerning the Old Fund and the Class N shareholders of the Old Fund, neither the Old Fund (under Section 361(a) of the Code), the New Fund (under Section 1032 of the Code), or the Old Fund’s shareholders (under Section 354 of the Code) will recognize any gain or loss for federal income tax purposes as a result of the Reorganization;

•
Under Section 358 of the Code, the tax basis of, and under Section 1223(1) of the Code, the holding period for, the New Fund’s shares received by each shareholder of the Old Fund in the Reorganization will be the same as the tax basis of, and the holding period for, the Old Fund’s shares exchanged by such shareholder in the Reorganization (provided that, with respect to the holding period for the New Fund’s shares received, the Old Fund’s shares exchanged were held as capital assets by the shareholder); and

•
Under Section 362(b) of the Code, the tax basis of the New Fund in the assets received from the Old Fund in the Reorganization, and under Section 1223(2) of the Code, the New Fund’s holding period for such assets, will be the same as the Old Fund’s tax basis in and holding period for those assets, except where the New Fund’s investment activities have the effect of reducing or eliminating an asset’s holding period.

We do not express any opinion as to the effect of the Reorganization on the Old Fund with respect to any asset as to which gain or loss is required to be recognized upon transfer, notwithstanding generally applicable non-recognition rules.

With respect to the holders of the Class N shares of the Old Fund, the holders will receive Investor Class shares of the New Fund and the right to purchase Investor Class shares of the New Fund in the future without payment of a sales load.  Section 356(a)(1) of the Code provides that a taxpayer recognizes gain from a transaction that is otherwise a non-recognition transaction under Code section 368(a) if the taxpayer receives “other property” in addition to stock in the transaction to the extent of the fair market value of that “other property.”  In this case, the Class N shareholders of the Old Fund receive Investor Class stock in the New Fund and the right to purchase Investor Class Shares of the New Fund in the future without payment of a sales load.  We do not express any opinion as to (i) whether such right constitutes “other property” in addition to stock for U.S. federal income tax purposes, (ii) the value of such right, or (iii) the amount of any gain or income the Class N shareholders may recognize as a result of receiving such right.

________________, 2012

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities Exchange Commission thereunder.

                    Very truly yours,

                    Bernstein Shur

NAT/slb